Exhibit 99.(a)(1)(A)

INTERNAP NETWORK SERVICES CORPORATION

EXCHANGE OFFER
CERTAIN OUTSTANDING STOCK OPTIONS FOR
NEW STOCK OPTIONS

The exchange offer and withdrawal rights expire at
11:59 p.m., U.S. Eastern Time, on September 26, 2006,
unless the exchange offer is extended.

Internap Network Services Corporation is offering to exchange “eligible options” held by each “eligible employee” for new stock options.

•
“Eligible options” are all outstanding stock options with an exercise price per share greater than or equal to $13.00 that were granted on or before September 27, 2005 under any of the following plans (the “Option Plans”):

o	Amended and Restated Internap Network Services Corporation 1998 Stock Option/Stock Issuance Plan (the “1998 Plan”);

o	Amended and Restated Internap Network Services Corporation 1999 Stock Incentive Plan for Non-Officers (the “1999 Incentive Plan”);

o	Amended Internap Network Services Corporation 1999 Equity Incentive Plan (the “1999 Equity Plan”);

o	Internap Network Services Corporation 2000 Non-Officer Equity Incentive Plan (the “2000 Plan”);

o	Internap Network Services Corporation 2002 Stock Compensation Plan (the “2002 Plan”); and

o	Amended and Restated 2005 Incentive Stock Plan (the “2005 Plan”).

•	“Eligible employee” is each person who:

o	holds eligible options;

o	is an employee of Internap or one if its subsidiaries on the date this exchange offer is made, other than our chief executive officer and members of our Board of Directors; and

o
continues to be an employee of Internap or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires.

The commencement date of this exchange offer is August 29, 2006. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related Election Form included with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option grant in exchange for a new option, you must tender the entire eligible option grant but need not tender other eligible option grants.

See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your eligible options.

Shares of our common stock are quoted on the American Stock Exchange under the symbol “IIP.” On August 24, 2006, the closing price of our common stock as reported by the American Stock Exchange was $11.24 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

On July 10, 2006, we effected a 1-for-10 reverse split of our common stock. The exercise price, as well as the number of shares that can be issued, under the eligible options, were proportionately adjusted to reflect the reverse stock split. All share and per share amounts in this exchange offer give effect to the reverse stock split.

You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer or other questions about the exchange offer or requests for assistance to Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com.

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the Election Form and deliver it to Internap so that it is received before 11:59 p.m., U.S. Eastern Time, on September 26, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier
Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: James Salmond
Phone: (404) 302-9780

Via Facsimile
Internap Network Services Corporation
Attention: James Salmond
Fax No. (404) 302-9913

By Hand or Interoffice Mail
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: James Salmond

You do not need to return your stock option agreements for your eligible options to participate in this exchange offer.

Although our Board of Directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of this Exchange Offer”) of this exchange offer. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible options in the exchange offer. You must make your own decision whether to tender your eligible options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. Internap Network Services Corporation, which we refer to in this document as “we,” “us,” the “Company” or “Internap,” encourages you to carefully read the remainder of this exchange offer and the accompanying Election Form because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1.        Why are we making this exchange offer?

We believe the exchange offer is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward Internap’s growth and success. However, substantially all of our employees hold stock options with exercise prices that exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation. See Section 2 (“Purpose of this Exchange Offer”) for more information.

Q.2.        What securities are we offering to exchange?

We are offering eligible employees a one-time opportunity to exchange some or all of their options with an exercise price per share greater than or equal to $13.00 that were granted on or before September 27, 2005 for new options with an exercise price per share equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date of the new options. Outstanding options with an exercise price per share less than $13.00 and outstanding options that were granted after September 27, 2005 are not eligible to participate in this exchange offer. We are making this offer upon the terms and subject to the conditions set forth in this exchange offer and in the accompanying Election Form. See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.3.        Who is eligible to participate in the exchange offer?

Each person who:

o	holds eligible options;

o	is an employee of Internap or one if its subsidiaries on the date this exchange offer is made, other than our chief executive officer and members of our Board of Directors; and

o
continues to be an employee of Internap or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires, is eligible to participate in the exchange offer. The Company’s chief executive officer and members of the Board of Directors are not eligible to participate in the exchange offer.

See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.4.        What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer which are more fully described in Section 6 (“Conditions of this Exchange Offer.”). The exchange offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible employees participating. If any of the events described in Section 6 (“Conditions of this Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q.5.        Are there any differences between the new options and the eligible options?

Each new option issued will have substantially the same terms and conditions as the eligible option cancelled in exchange for the new option, except as follows:

o
the exercise price per share for each new option will be equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date of the new options;

o
with respect to eligible options with an exercise price per share greater than or equal to $20.00, the exchange ratio will be one-for-two, meaning the number of shares of common stock underlying any new options issued in exchange for such eligible options will be 50% less than the number of shares of common stock underlying their eligible options;

o
each new option will have a three year vesting period, vesting in equal monthly installments over the three years, commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the Company; and

o
each eligible option issued under the 1998 Plan, the 1999 Equity Plan and the 1999 Incentive Plan provides for accelerated vesting in the event of an optionee’s termination of employment within 13 months following a change in control of the Company, whereas the new option issued in replacement will provide that in the event of a change in control of the Company, the option shall be assumed or substituted by the successor corporation, but if the option is not assumed then the vesting of the options will accelerate in full.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.6.        When will the new options vest?

Each new option will have a three year vesting period, vesting in equal monthly installments over the three years, commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the company.

Q.7.        How many new options will I receive in exchange for my tendered eligible options?

With respect to eligible options with an exercise price per share greater than or equal to $13.00 and less than $20.00, the exchange rate in this exchange offer is one-for-one. In other words, if you validly tender eligible options for exchange, and such eligible options are accepted and cancelled, you will receive a new option to acquire the same number of shares of common stock that were subject to your eligible option at the time of the exchange.

With respect to eligible options with an exercise price per share greater than or equal to $20.00, the exchange ratio is one-for-two. In other words, if you validly tender eligible options with an exercise price per share greater than or equal to $20.00 for exchange, and such eligible options are accepted and cancelled, you will receive a new option to acquire 50% fewer shares of common stock than were subject to your eligible option at the time of the exchange.

Example 1:

If you are an eligible employee and you elect to exchange an eligible option to purchase 3,000 shares of our common stock with an exercise price per share of $18.00, you will receive a new option to purchase 3,000 shares of our common stock.

Example 2:

If you are an eligible employee and you elect to exchange an eligible option to purchase 3,000 shares of our common stock with an exercise price per share equal to $25.00, you will receive a new option to purchase 1,500 shares of our common stock.

Q.8.	What will be the per share exercise price of the new options?

The per share exercise price of the new options will be equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date of the new options. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the average of the fair market value of our common stock on each of the 15 consecutive business days ending immediately prior to the grant date of the new options, as determined in good faith by our board of directors.

We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 (“Price Range of Common Stock”) for information concerning our historical common stock prices.

Q.9.	When will my new options expire?

All new options will have an option expiration term of ten years. If your employment is terminated, the option expiration term will be shortened. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.10.      What happens to my new options if my employment with Internap is terminated?

Generally, if an eligible employee’s employment with Internap is terminated, the new options will not continue to vest and any unvested portion of the new options will be cancelled as of the date of termination. Any vested, unexercised portion of the new options will generally be exercisable for three months after termination.

Q.11.	How is this exchange offer affected by the recent reverse stock split of Internap’s common stock?

On July 10, 2006, Internap effected a 1-for-10 reverse split of its common stock. The exercise price, as well as the number of shares that can be issued, under the company's outstanding stock options, were proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under Internap’s equity compensation plans were reduced proportionately. All share and per share amounts in this exchange offer give effect to the reverse stock split.

The Election Form enclosed with this exchange offer includes a list of your eligible options as of the date of this exchange offer. The share and per share amounts on the Election Form reflect the reverse stock split.

Q.12.	Will my new options be incentive stock options or non-qualified stock options?

If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option. See Section 13 (“Material Tax Consequences”) for more information about non-qualified stock options and incentive stock options.

Q.13.      Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep all of your eligible options, you will not receive any new options under the exchange offer and no changes would be made to the terms of your eligible options.

Q.14.      How should I decide whether or not to exchange my eligible options for new options?

Internap is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the exchange offer. You may seek your own outside legal counsel, accountant or financial advisor for further advice. No one from Internap is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.15.      Why can’t you just grant eligible employees more options?

We designed the exchange offer to avoid the dilution in ownership to our stockholders that would result if we granted eligible employees additional options to supplement their underwater options.

Q.16.      What options are eligible for exchange in this exchange offer?

All outstanding stock options granted under the Option Plans with an exercise price per share greater than or equal to $13.00 and that were granted on or before September 27, 2005 are eligible for exchange in this exchange offer. Outstanding options with an exercise price per share less than $13.00 are not eligible to participate in this exchange offer. Also, outstanding options that were granted after September 27, 2005 are not eligible to participate in this exchange offer, even if these options have an exercise price per share greater than or equal to $13.00.

Q.17.      How do I find out how many eligible options I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your eligible options as of the date of this exchange offer. The share and per share amounts on the Election Form reflect the reverse stock split effected by the Company on July 10, 2006. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging onto your E*Trade account. You may contact James Salmond at (404)302-9780 if you have any questions regarding your eligible options or if you encounter difficulty logging onto your E*Trade account.

Q.18.      Can I exchange options that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q.19.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under the exchange offer.

Q.20.	If I choose to participate in the exchange offer, can I exchange partial eligible option grants?

No. Each new option issued through the exchange offer will only be granted if the eligible option grant is surrendered in whole. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. However, if you elect to exchange an eligible option grant, you must exchange the eligible option grant in full. No partial exchanges will be permitted.

If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Q.21.      Can I exchange both vested and unvested eligible options?

Yes. You can exchange eligible options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to new options and Section 8 (“Source and Amount of Consideration; Terms of New Options”).

Q.22.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new options?

Any eligible employees who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to a grant of new options on the grant date as long as eligibility requirements are still met.

Q.23.	What if my employment with Internap ends before the expiration date of the exchange offer?

If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Participation in this exchange offer does not confer upon you the right to remain an employee of Internap or one if its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Internap until the grant date for the new options.

Q.24.	If I participate in this exchange offer, when will I be granted new options?

We will issue new stock option agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration date of this exchange offer is September 26, 2006, and we will accept all properly tendered eligible options promptly thereafter, unless we terminate, extend or amend this exchange offer.

Q.25.	Will I owe taxes if I exchange my eligible options in this exchange offer?

The exchange of eligible options for new options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. You should consult your own tax advisor to determine the tax consequences of tendering eligible options pursuant to this exchange offer. See Section 13 (“Material Tax Consequences”) for more information.

Q.26.	What happens if, after the grant date of the new options, my new options end up being underwater?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your eligible options are currently valid for ten years from the date of initial grant, and your new options will be valid for ten years from their grant date, in each case subject to your continued employment . We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering employees another opportunity to exchange underwater options for replacement options.

Q.27.	What happens to options that I choose not to tender, or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible options that you choose not to tender, or on eligible options that are not accepted for exchange in this exchange offer.

Q.28.	If I tender eligible options in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled on the expiration date of the exchange offer and you will no longer have any rights to them.

Q.29.	How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 11:59 p.m., U.S. Eastern Time, on September 26, 2006. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q.30.	How do I tender my eligible options for exchange?

If you are an eligible employee on the date that you choose to tender your eligible options, you may tender your eligible options at any time before this exchange offer closes at 11:59 p.m., U.S. Eastern Time, on September 26, 2006.

To validly tender your eligible options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of James Salmond, by hand, by interoffice mail, by facsimile (404) 302-9913, or by regular or overnight mail (Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303). Your eligible options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 11:59 p.m., U.S. Eastern Time, on September 26, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer.

You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, or by regular or overnight mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3 (“Procedures for Tendering Eligible Options”) for more information. Subject to our rights to extend, terminate and amend this exchange offer, we will accept all properly tendered options promptly after the scheduled expiration date, which is currently September 26, 2006.

Q.31.	When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before the exchange offer expires at 11:59 p.m., U.S. Eastern Time, on September 26, 2006. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered eligible options by October 25, 2006, you will also have the right to withdraw your tendered eligible options after that date and until we accept your tendered eligible options.

To withdraw tendered eligible options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible options. If you miss this deadline but remain an employee of Internap or one if its subsidiaries, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 30 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering options in this exchange offer as discussed in Question 30 above. See Section 4 (“Withdrawal Rights”) for more information.

Q.32.	How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q.33.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this exchange offer?

If we do not receive your Election Form by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible options for exchange in this exchange offer, you do not need to do anything.

Q.34.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer or requests for additional copies of this exchange offer and other exchange offer documents to James Salmond, our representative in Human Resources, at:

James Salmond
Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Phone: (404) 302-9700
Email: optionexchange@internap.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in this exchange offer. In addition, we strongly urge you to read all of the materials relating to this exchange offer before deciding whether or not to tender your eligible options for exchange.

Risks Related to this Exchange Offer

If the market price of our common stock increases after the date you tender your eligible options for exchange, the new options that you receive in exchange for them might be worth less than the eligible options.

The per share exercise price of any new options granted to you in return for your tendered eligible options will be equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the average of the fair market value of our common stock on each of the 15 consecutive business days ending immediately prior to the grant date of the new options, as determined in good faith by our board of directors. Before the grant date of the new options, our common stock could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, you would be better off economically keeping your eligible options.

Fluctuations in our operating results may lead to fluctuations, including increases, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

•	actual or anticipated variations in our quarterly and annual results of operations;

•	changes in market valuations of companies in the Internet connectivity and services industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

In addition, the American Stock Exchange in general, and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

Even if you elect not to participate in the exchange offer, your incentive stock options may be affected if you do not affirmatively decline the exchange offer.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange offer. We also believe that the exchange offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the exchange offer. We currently anticipate that the exchange offer will not remain open for 30 days or more. However, the terms of the exchange offer allow us, at our discretion, to have the exchange offer remain open for 30 or more days and if you elect not to participate in the exchange offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the exchange offer.

Should the exchange offer remain open for 30 days or more and you choose not to participate in the exchange offer but do not affirmatively decline the exchange offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the exchange offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of Internap or one if its subsidiaries from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the exchange offer but do not affirmatively reject the exchange offer, (2) the exchange offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this exchange offer.

If you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business

We have a history of losses and may not sustain profitability.

We have incurred net losses in each quarterly and annual period since we began operations in May 1996. We incurred net losses of $5.0 million, $18.1 million, and $34.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. We generated net income of $0.7 million and $0.5 million for the three months ended June 30, 2006 and March 31, 2006, respectively. Our accumulated deficit was $860.1 million and $858.9 million as of December 31, 2005 and June 30, 2006, respectively. Given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our operations have historically been cash flow negative, and we have depended on equity and debt financings to meet our cash requirements, which may not be available to us in the future on favorable terms.

We have experienced negative operating cash flow and have depended upon equity and debt financings, as well as borrowings under our credit facilities, to meet our cash requirements in most quarterly and annual periods since we began our operations in May 1996. We expect to meet our cash requirements in 2006 through a combination of cash flows from operations, existing cash, cash equivalents and investments in marketable securities, borrowings under our credit facilities, and the proceeds from our March 2004 public offering. Our capital requirements depend on several factors, including the rate of market acceptance of our services, the ability to expand and retain our customer base, and other factors. If our cash requirements vary materially from those currently planned, if our cost reduction initiatives have unanticipated adverse effects on our business, or if we fail to generate sufficient cash flow from the sales of our services, we may require additional financing sooner than anticipated. We cannot assure you that we will be able to obtain additional financing on commercially favorable terms, or at all. Provisions in our credit facility limit our ability to incur additional indebtedness.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

In the course of our ongoing evaluation of our internal controls over financing reporting, we have identified areas requiring improvement and are in the process of designing enhanced processes and controls to address the issues identified during our evaluation. We cannot be certain that our efforts will be effective or sufficient for us, or our auditors, to issue unqualified reports in the future.

It may be difficult to design and implement effective financial controls for combined operations and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls.

We may not be able to compete successfully against current and future competitors.

The Internet connectivity and Internet Protocol (IP) services market is highly competitive, as evidenced by recent declines in pricing for Internet connectivity services. We expect competition from existing competitors to continue to intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully. Our competitors currently include: regional Bell operating companies that offer Internet access; global, national and regional Internet service providers; providers of specific applications or solutions such as content distribution, security or storage; software-based and other Internet infrastructure providers and manufacturers; and colocation and data center providers. In addition, Internet network service providers may make technological advancements, such as the introduction of improved routing protocols to enhance the quality of their services, which could negatively impact the demand for our products and services.

In addition, we will face additional competition as we expand our managed services product offerings, including competition from technology and telecommunications companies. A number of telecommunications companies and Internet service providers have been offering or expanding their network services. Further, the ability of some of these potential competitors to bundle other services and products with their network services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed, intelligent data services that use connections to more than one network or use alternative delivery methods including the cable television infrastructure, direct broadcast satellites and wireless local loop. Many of our existing and future competitors may have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, our competitors may have significant advantages over us. Increased competition and technological advancements by our competitors could adversely affect our business, results of operations and financial condition.

Pricing pressure could decrease our revenue and threaten the attractiveness of our premium priced services.

Pricing for Internet connectivity services has declined significantly in recent years and may decline in the future. An economic downturn could further contribute to this effect. We currently charge, and expect to continue to charge, higher prices for our high performance Internet connectivity services than prices charged by our competitors for their connectivity services. By bundling their services and reducing the overall cost of their solutions, certain of our competitors may be able to provide customers with reduced communications costs in connection with their Internet connectivity services or private network services, thereby significantly increasing the pressure on us to decrease our prices. Increased price competition and other related competitive pressures could erode our revenue and significant price deflation could affect our results of operations if we are unable to control our costs. Because we rely on Internet network service providers to deliver our services and have agreed with some of these providers to purchase minimum amounts of service at predetermined prices, our profitability could be adversely affected by competitive price reductions to our customers even with an increased number of customers.

In addition, over the last several years, companies that require Internet connectivity have been evaluating and will continue to evaluate the cost of such services, particularly high performance connectivity services such as those we currently offer, in light of economic factors and technological advances. Consequently, existing and potential customers may be less willing to pay premium prices for high performance Internet connectivity services and may choose to purchase lower quality services at lower prices, which could adversely affect our business, results of operations and financial condition.

We depend on a number of Internet network service providers to provide Internet connectivity to our network access points. If we are unable to obtain required connectivity services on a cost-effective basis or at all, or if such services are interrupted or terminated, our growth prospects and business, results of operations and financial conditions would be adversely affected.

In delivering our services, we rely on a number of Internet networks, all of which are built and operated by others. In order to be able to provide high performance connectivity services to our customers through our network access points, we purchase connections from several Internet network service providers. We cannot assure you that these Internet network service providers will continue to provide service to us on a cost-effective basis or on otherwise competitive terms, if at all, or that these providers will provide us with additional capacity to adequately meet customer demand. Consolidation among Internet network service providers limits the number of vendors from which we obtain service, possibly resulting in higher network costs to us. We may be unable to establish and maintain relationships with other Internet network service providers that may emerge or that are significant in geographic areas, such as Asia and Europe, in which we may locate our future network access points. Any of these situations could limit our growth prospects and adversely affect our business, results of operations and financial condition.

We depend on third-party suppliers for key elements of our network infrastructure and to provide services. If we are unable to obtain products or services, such as network access loops or local loops, on favorable terms or at all, or in the event of a failure of these suppliers to deliver their products and services as agreed, our ability to provide our services on a competitive and timely basis would be impaired and our results of operations and financial conditions would be adversely affected.

Any failure to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost would affect our ability to provide our services on a competitive and timely basis. In addition to depending on services from third party Internet network service we depend on other companies to supply various key elements of our infrastructure, including the network access loops between our network access points and our Internet network service providers and the local loops between our network access points and our customers’ networks. Pricing for such network access loops and local loops has been rising significantly over time, and we generally bill these charges to our customers at low or no margin, while some of our competitors have their own network access loops and local loops and are therefore not subject to similar availability and pricing issues. In addition, we currently purchase routers and switches from a limited number of vendors. Furthermore, we do not carry significant inventories of the products we purchase, and we have no guaranteed supply arrangements with our vendors. A loss of a significant vendor could delay any build-out of our infrastructure and increase our costs. If our limited source of suppliers fails to provide products or services that comply with evolving Internet standards or that interoperate with other products or services we use in our network infrastructure, we may be unable to meet all or a portion of our customer service commitments, which could adversely affect our business, results of operations and financial condition.

A failure in the redundancies in our network operations centers, network access points or computer systems would cause a significant disruption in our Internet connectivity services, and we may experience significant disruptions in our ability to service our customers.

Our business depends on the efficient and uninterrupted operation of our network operations centers, our network access points and our computer and communications hardware systems and infrastructure. Interruptions could result from natural or human caused disasters, power loss, telecommunications failure and similar events. If we experience a problem at our network operations centers, including the failure of redundant systems, we may be unable to provide Internet connectivity services to our customers, provide customer service and support or monitor our network infrastructure or network access points, any of which would seriously harm our business and operating results. Also, because we provide continuous Internet availability under our service level agreements, we may be required to issue a significant amount of customer credits as a result of such interruptions in service. These credits could negatively affect our results of operations. In addition, interruptions in service to our customers could harm our customer relations, expose us to potential lawsuits and require additional capital expenditures.

A significant number of our network access points are located in facilities owned and operated by third parties. In many of those arrangements, we do not have property rights similar to those customarily possessed by a lessee or subtenant, but instead have lesser rights of occupancy. In certain situations, the financial condition of those parties providing occupancy to us could have an adverse impact on the continued occupancy arrangement or the level of service delivered to us under such arrangements.

The increased use of high power density equipment may limit our ability to fully utilize our data centers.

Customers are increasing their use of high-density equipment, such as blade servers, in our data centers, which has significantly increased the demand for power on a per cabinet basis. Because most of our centers were built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our data centers, our ability to fully utilize our data centers may be limited in these facilities.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

Our data centers and Private Network Access Points (P-NAP®) are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages or natural disasters, and limitations, especially internationally, on availability of adequate power resources. Power outages could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and Uninterruptible Power Systems (UPS), however, we may not be able to limit our exposure entirely even with these protections in place, as has been the case with power outages we have experienced in the past and may experience in the future. In addition, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers.

In each of our markets, we rely on utility companies to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We do not have long-term power agreements in all our markets for long-term guarantees of provisioned amounts. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ data center and P-NAP infrastructure and their equipment located in our data centers. The services we provide in each of our data centers are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of the data centers operated by us or any of our colocation providers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our data centers could result in difficulty maintaining service level commitments to these customers. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers and telecommunications carriers in the U.S., Europe and Asia Pacific, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

Our results of operations have fluctuated in the past and may continue to fluctuate, which could have a negative impact on the price of our common stock.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuation in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	competition and the introduction of new services by our competitors;

•	continued pricing pressures resulting from competitors’ strategies or excess bandwidth supply;

•	fluctuations in the demand and sales cycle for our services;

•	fluctuations in the market for qualified sales and other personnel;

•	changes in the prices for Internet connectivity we pay to Internet network service providers;

•	the cost and availability of adequate public utilities, including power;

•	our ability to obtain local loop connections to our network access points at favorable prices;

•	integration of people, operations, products and technologies of acquired businesses; and

•	general economic conditions.

In addition, fluctuations in our results of operations may arise from strategic decisions we have made or may make with respect to the timing and magnitude of capital expenditures such as those associated with the deployment of additional network access points and the terms of our network connectivity purchase agreements. These and other factors discussed in this exchange offer could have a material adverse effect on our business, results of operations and financial condition. In addition, a relatively large portion of our expense is fixed in the short-term, particularly with respect to lease and personnel expense, depreciation and amortization, and interest expense. Therefore, our results of operations are particularly sensitive to fluctuations in revenue. Because our results of operations have fluctuated in the past and are expected to continue to fluctuate in the future, investors should not rely on the results of any particular period as an indication of future performance in our business operations. Fluctuations in our results of operations could have a negative impact on our ability to raise additional capital and execute our business plan. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

The terms of our existing credit facility impose restrictions upon us.

The terms of our existing credit facility impose operating and financial restrictions on us and require us to meet certain financial tests. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions.

The failure to comply with any of these covenants would cause a default under the credit facility. Any defaults, if not waived, could result in the lender ceasing to make loans or extending credit to us, accelerate or declare all or any obligations immediately due, or take possession of or liquidate collateral. If any of these occur, we may not be able to effectively manage our operations, repay our debt or borrow sufficient funds to refinance it on terms that are acceptable to us, which could adversely impact our business, results of operations and financial condition.

As of June 30, 2006, we were in compliance with all loan covenants.

We were in violation of a previous loan covenant that required a minimum Cash EBITDA, as defined in the credit facility, for the three-month period ended September 30, 2005 by $1.3 million. The violation resulted primarily from our continued expansion of data centers that caused the minimum Cash EBITDA for the period to be less than the level required under the agreement. On November 3, 2005, we received a formal waiver of the covenant violation. The loan agreement was amended as of December 27, 2005 to eliminate the minimum Cash EBITDA requirement.

In the event of overcapacity created in the Internet connectivity and IP services market, we may record additional significant restructuring charges and goodwill impairment.

As a result of the overcapacity created in the Internet connectivity and IP services market during the past several years, we have undertaken significant operational restructurings and have taken restructuring charges and recorded total restructuring costs of less than $0.1 million for the year ended December 31, 2005 and $3.6 million and $1.1 million for the years ended December 31, 2004 and 2003, respectively. If the Internet connectivity and IP services market continues to experience overcapacity and uncertainty or declines in the future, we may incur additional restructuring charges or adjustments in the future. Such additional restructuring charges or adjustments could adversely affect our business, net profit and stockholders’ equity.

If we are unable to deploy new network access points or do not adequately control expense associated with the deployment of new network access points, our results of operations could be adversely affected.

As part of our strategy, we intend to continue to expand our network access points, particularly into new geographic markets. We will face various risks associated with identifying, obtaining and integrating attractive network access point sites, negotiating leases for centers on competitive terms, cost estimation errors or overruns, delays in connecting with local exchanges, equipment and material delays or shortages, the inability to obtain necessary permits on a timely basis, if at all, and other factors, many of which are beyond our control and all of which could delay the deployment of a new network access point. We cannot assure you that we will be able to open and operate new network access points on a timely or profitable basis. Deployment of new network access points will increase operating expense, including expense associated with hiring, training, retaining and managing new employees, provisioning capacity from Internet network service providers, purchasing new equipment, implementing new systems, leasing additional real estate and incurring additional depreciation expense. If we are unable to control our costs as we expand in geographically dispersed locations, our results of operations could be adversely affected.

We have acquired and may acquire other businesses, and these acquisitions involve numerous risks.

We intend to pursue additional acquisitions of complementary businesses, products, services and technologies to expand our geographic footprint, enhance our existing services, expand our service offerings and enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt and make capital expenditures and issue additional shares of our common stock or securities convertible into our common stock as consideration, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks including the following:

•	the ability to identify and consummate complementary acquisition candidates;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	insufficient revenue to offset significant unforeseen costs and increased expense associated with the acquisitions;

•	challenges in completing projects associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	issuance by us of equity securities that would dilute ownership of our existing stockholders;

•	incurrence and/or assumption of significant debt, contingent liabilities and amortization expense; and

•	loss of key employees of the acquired companies.

Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

Because we have limited experience operating internationally, our international operations may not be successful.

We have limited experience operating internationally. We currently have network access points in London, Hong Kong, Singapore and Sydney, Australia, participate in a joint venture with NTT-ME Corporation and another NTT affiliate that operates network access points in Tokyo and Osaka, Japan and maintain a marketing agreement with Telefonica USA, which provides us with further access in Europe and access to the Latin American market. As part of our strategy to expand our geographic markets, we may develop or acquire network access points or complementary businesses in additional international markets. The risks associated with expansion of our international business operations include:

•
challenges in establishing and maintaining relationships with foreign customers as well as foreign Internet network service providers and local vendors, including data center and local network operators;

•	challenges in staffing and managing network operations centers and network access points across disparate geographic areas;

•	limited protection for intellectual property rights in some countries;

•	challenges in reducing operating expense or other costs required by local laws;

•	exposure to fluctuations in foreign currency exchange rates;

•	costs of customizing network access points for foreign countries and customers;

•	protectionist laws and practices favoring local competition;

•	political and economic instability; and

•	compliance with governmental regulations.

We may be unsuccessful in our efforts to address the risks associated with our international operations, which may limit our international sales growth and adversely affect our business and results of operations.

Disputes with vendors regarding the delivery of services may materially impact our results of operations and cash flows.

In delivering our services, we rely on a number of Internet network, telecommunication and other vendors. We work directly with these vendors to provision services such as establishing, modifying or discontinuing services for our customers. Because of the volume of activity, billing disputes inevitably arise. These disputes typically stem from disagreements concerning the starting and ending dates of service, quoted rates, usage and various other factors. Disputed costs, both in the vendors’ favor and our favor, are researched and discussed with vendors on an ongoing basis until ultimately resolved. We record the cost and a liability based on our estimate of the most likely outcome of the dispute. These estimates are periodically reviewed by management and modified in light of new information or developments, if any. Because estimates regarding disputed costs include assessments of uncertain outcomes, such estimates are inherently vulnerable to changes due to unforeseen circumstances that could materially and adversely affect our results of operations and cash flows.

We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel.

Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. To the extent we are able to expand our operations and deploy additional network access points, we may need to increase our workforce. Accordingly, our future success depends on our ability to attract, hire, train and retain highly skilled management, technical, sales, marketing and customer support personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Our employment agreements with our executive officers provide that either party may terminate their employment at any time. Consequently, we may not be successful in attracting, hiring, training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

If we fail to adequately protect our intellectual property, we may lose rights to some of our most valuable assets.

We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect such intellectual property. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. We cannot assure you that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, third parties have or may assert infringement claims against us or against our customers in connection with their use of our products or services. In addition, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products or services effectively. We cannot assure you that any necessary licenses will be available on reasonable terms.

We may face litigation and liability due to claims of infringement of third-party intellectual property rights.

The Internet services industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. Any claims that our products or services infringe or may infringe proprietary rights of third-parties, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our operating results. In addition, our customer agreements generally provide for us to indemnify our customers for expense or liabilities resulting from claimed infringement of patents or copyrights of third parties, subject to certain limitations. If an infringement claim against us were to be successful, and we were not able to obtain a license to the relevant or a substitute technology on acceptable terms or redesign our products or services to avoid infringement, our ability to compete successfully in our competitive market would be materially impaired.

Risks Related to Our Industry

The future evolution of the high performance Internet connectivity market, and therefore the role of our products and services, cannot be predicted with certainty.

We face the risk that the market for high performance Internet connectivity services might develop more slowly or differently than currently projected, or that our services may not achieve continued and/or widespread market acceptance. Furthermore, we may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers. We typically charge a premium for our services, which may affect market acceptance of our services or adversely impact the rate of market acceptance. We believe the danger of non-acceptance is particularly acute during economic slowdowns and when there is significant pricing pressure on Internet service providers. Finally, if the Internet becomes subject to a form of central management, or if Internet network service providers establish an economic settlement arrangement regarding the exchange of traffic between Internet networks, the demand for our Internet connectivity services could be adversely affected.

If we are unable to respond effectively and on a timely basis to rapid technological change, we may lose or fail to establish a competitive advantage in our market.

The Internet connectivity and IP services industry is characterized by rapidly changing technology, industry standards and customer needs, as well as by frequent new product and service introductions. New technologies and industry standards have the potential to replace or provide lower cost alternatives to our services. The adoption of such new technologies or industry standards could render our existing services obsolete and unmarketable. Our failure to anticipate the prevailing standard, to adapt our technology to any changes in the prevailing standard or the failure of a common standard to emerge could hurt our business. Our pursuit of necessary technological advances may require substantial time and expense, and we may be unable to successfully adapt our network and services to alternative access devices and technologies.

Our network and software are vulnerable to security breaches and similar threats that could result in our liability for damages and harm our reputation.

There have recently been a number of widespread and disabling attacks on public and private networks. The number and severity of these attacks may increase in the future as network assailants take advantage of outdated software, security breaches or incompatibility between or among networks. Computer viruses, intrusions and similar disruptive problems could result in our liability for damages under agreements with our customers, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems or other attacks caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third-parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers and could expose us to liability under Internet “spam” regulations. In the past, third parties have occasionally circumvented some of these industry-standard measures. Therefore, we cannot assure you that the measures we implement will not be circumvented. Our efforts to eliminate computer viruses and alleviate other security problems may result in increased costs, interruptions, delays or cessation of service to our customers, which could hurt our business, results of operations and financial condition.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The continued threat of terrorist activity and other acts of war or hostility may have an adverse effect on business, financial and general economic conditions internationally. Effects from any future terrorist activity, including cyber terrorism, may, in turn, increase our costs due to the need to provide enhanced security, which would adversely affect our business and results of operations. These circumstances may also damage or destroy the Internet infrastructure and may adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our network access points.

If governments modify or increase regulation of the Internet, the provision of our services could become more costly.

International bodies and federal, state and local governments have adopted a number of laws and regulations that affect the Internet and are likely to continue to seek to implement additional laws and regulations. For example, a federal law regulating unsolicited commercial e-mail, or “spam,” was enacted in 2003. In addition, federal and state agencies are actively considering regulation of various aspects of the Internet, including taxation of transactions, and imposing access fees for Voice-over-Internet Protocol (VoIP) services. The Federal Communications Commission and state agencies are also reviewing the regulatory requirements, if any, that should be applicable to VoIP. If we seek to offer VoIP services, we could be required to obtain certain authorizations from regulatory agencies. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such authorization that may not be favorable to us. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements, regulate the Internet in some respects as has been done with traditional telecommunications services, or otherwise increase the cost of doing business on the Internet or in some other manner. Any of these actions could have a significantly harmful effect on our customers or us. Moreover, the nature of any new laws and regulations and the interpretation of applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

Congress has extended the Internet Tax Freedom Act, which placed a moratorium against certain state and local taxation of Internet access, until November 1, 2007. Pursuant to this moratorium, most of our services are not subject to state and local taxation. Should the U.S. Congress not further extend or pass a similar moratorium limiting the taxation of Internet access or related services, state and local governments may impose taxes on some or all of the services we currently provide after November 1, 2007. We may not be able to pass these taxes along to our customers. This additional expense may have a negative impact on our business and the industry generally.

THIS OFFER

Section 1.	Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible employees to exchange some or all of their eligible options which are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the exchange offer and cancelled in this exchange offer for new options with an exercise price equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date of the new options. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the average of the fair market value of our common stock on each of the 15 consecutive business days ending immediately prior to the grant date of the new options, as determined in good faith by our board of directors.

“Eligible options” are all outstanding stock options with an exercise price per share greater than or equal to $13.00 granted on or before September 27, 2005 under the Option Plans. Outstanding options with an exercise price per share less than $13.00 are not eligible to participate in this exchange offer. Also, outstanding options that were granted afterSeptember 27, 2005 are not eligible to participate in this exchange offer, even if these options have an exercise price greater than or equal to $13.00.

On July 10, 2006, Internap effected a 1-for-10 reverse split of its common stock. The exercise price, as well as the number of shares that can be issued, under all of the company’s outstanding stock options, including the eligible options, were proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under Internap’s equity compensation plans were also reduced proportionately. All share and per share amounts in this exchange offer and the accompanying Election Form give effect to the reverse stock split.

The exchange ratio for all eligible options held by eligible employees with an exercise price per share greater than or equal to $13.00 and less than $20.00 is one-for-one, which means that each new option granted with respect to these eligible options will represent the right to acquire the same number of shares that were subject to the tendered eligible option. The exchange ratio applicable to eligible options with an exercise price per share greater than or equal to $20.00 is one-for-two, which means that each new option granted with respect to these eligible options will represent the right to acquire 50% fewer shares than were subject to the tendered eligible option. Any new option grants will be rounded down to the nearest whole share on a grant-by-grant basis and, accordingly, new options will not be granted for fractional shares. Each of the foregoing exercise price per share thresholds will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of Internap’s common stock occurring after the commencement date and before the expiration date of this exchange offer.

The following table shows the number of eligible options outstanding, by applicable exchange ratio, as of June 30, 2006:

Exercise Price Per Share Underlying Eligible Options (1)	Applicable Exchange Ratio (New:Tendered)	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Years)	Maximum Number of Shares Underlying New Options that May be Granted
≥ $13 and < $20	1-for-1	144,252	$15.01	6.3	144,252
≥ $20	1-for-2	571,921	27.95	7.1	285,960
Total		716,173	$25.35	6.9	430,212
_________________

(1) Subject to proportionate adjustment to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of Internap’s common stock after the commencement date and before the expiration date of this exchange offer. Amounts reflect 1-for-10 reverse stock split effected by the Company on July 10, 2006.

Each person who:

o	holds eligible options;

o	is an employee of Internap or one if its subsidiaries on the date this exchange offer is made, other than our chief executive officer and members of our Board of Directors;

o
continues to be an employee of Internap or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires, is eligible to participate in the exchange offer.

The members of the Board of Directors, our chief executive officer, consultants, former and retired employees are not eligible to participate in the exchange offer.

You will not be eligible to tender eligible options or receive new options if your employment with Internap is terminated for any reason prior to the grant date of the new options, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible employee on such date will be eligible to tender eligible options prior to the expiration date of the exchange offer. If you tender your eligible options and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the grant date, you will be entitled to a grant of new options on that date as long as you are otherwise eligible to receive new options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of Internap.

This exchange offer is scheduled to expire at 11:59 p.m., U.S. Eastern Time, on September 26, 2006, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, have extended the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

Section 2.	Purpose of this Exchange Offer.

We are making this exchange offer for incentive and compensatory purposes. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to employees, we intend to align their interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value and encourage their long-term employment.

A majority of our employees hold stock options with exercise prices that exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation by providing employees with an opportunity to exchange eligible options for new options. To meet our need to provide incentive and retention objectives for our employees, while simultaneously protecting the interests of our current stockholders by reducing the number of outstanding stock options immediately following the grant of new options, the exchange offer has been structured so that eligible options with an exercise price per share greater than or equal to $20.00 (as adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of Internap’s common stock) will, if tendered, be exchanged for new options for fewer shares.

We believe the exchange offer will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that the options outstanding under the Option Plans will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope that this exchange offer will reduce the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new options will have a lower exercise price than the eligible options you elect to tender.

We do not make any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. We recommend you evaluate carefully all of the information in this exchange offer and to consult your own financial and tax advisors. You must make your own decision whether to tender your eligible options for exchange.

Section 3.	Procedures For Tendering Eligible Options.

If you are an eligible employee on the date that you choose to tender eligible options, you may tender your eligible options at any time before the expiration date of the exchange offer. If we extend this exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration date of the exchange offer, if you are an eligible employee on the date you tender.

If you want to tender any of your eligible options, you must tender all eligible options relating to the applicable eligible option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the eligible options under one or more grants and choose not to tender the eligible options subject to a different grant.

Proper Tender of Eligible Options. To tender validly your eligible options pursuant to this exchange offer you must remain an eligible employee and must not have received nor have given a notice of termination or otherwise terminated your employment prior to the expiration date of the exchange offer. You must, in accordance with the terms of the enclosed Election Form, deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of James Salmond, by hand, by interoffice mail, by facsimile (404) 302-9913 or by regular or overnight mail (Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303). Except as described in the following sentence, the Election Form must be signed by the eligible employee who tendered the eligible options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

Your eligible options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 11:59 p.m., U.S. Eastern Time, on September 26, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, or by regular or overnight mail . The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither Internap nor any other person is obligated to give notice of any defects or irregularities in tenders. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to this exchange offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of this Exchange Offer”), we will accept and cancel, as of the expiration date of the exchange offer, all properly tendered eligible options that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of your new stock options.

Section 4.	Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw previously tendered options represented by a particular grant, you must reject this exchange offer with respect to all of the eligible options represented by that particular option grant but need not reject other eligible options represented by different option grants.

You may withdraw your tendered options at any time before 11:59 p.m., U.S. Eastern Time, on September 26, 2006. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options by October 25, 2006, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the exchange offer, which is currently September 26, 2006.

To validly withdraw tendered options, you must deliver to us (using one of the same delivery forms set forth in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an employee of Internap or one if its subsidiaries, any previously tendered eligible options will be cancelled and exchanged pursuant to this Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible employee who tendered the eligible options to be withdrawn exactly as such eligible employee’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on August 29, 2006. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible options before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.

Section 5.	Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this exchange offer, we will accept for exchange all eligible options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer, which is currently September 26, 2006. Once we have accepted eligible options tendered by you, the eligible options you tendered will be canceled and you will no longer have any rights under the tendered eligible options. We will issue stock option agreements for the new options promptly after we accept tendered eligible options, assuming you are still employed by us on the grant date. If this exchange offer is extended, then the issuance date of the new options will also be extended.

Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible option holder a “rights letter” indicating the number of option shares that we have accepted for exchange, the date of acceptance, as well as the number of shares subject to the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on August 29, 2006 as an exhibit to the Tender Offer Statement on Schedule TO.

If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Participation in this exchange offer does not confer upon you the right to remain an employee of Internap or one if its subsidiaries. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Internap until the grant date of the new options.

Section 6.	Conditions of this Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred:

(a)
any threatened or instituted action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options, or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could (i) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or (ii) materially impair the contemplated future conduct of our business;

(b)
any action is threatened, instituted or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)
make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer; or

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options.

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)
the commencement of a war or other national or international calamity directly or indirectly involving the United States (other than the current situations in Iraq, Afghanistan and Lebanon), which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

(f)
a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or is publicly disclosed.

The conditions to this exchange offer are for our benefit. We may assert them in our sole discretion prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, in our sole discretion, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.	Price Range of Common Stock.

Our outstanding eligible options give eligible employees the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock is listed on the American Stock Exchange under the symbol “IIP” and has traded on the American Stock Exchange since February 18, 2004. Our common stock traded on the NASDAQ SmallCap Market from October 4, 2002 through February 17, 2004. Prior to that, our common stock traded on the NASDAQ National Market from September 29, 1999, the date of our initial public offering, until October 4, 2002 when we fell below certain listing criteria of the NASDAQ National Market.

The following table sets forth on a per share basis the high and low closing prices for our common stock on the American Stock Exchange during the periods indicated. On July 10, 2006, Internap effected a 1-for-10 reverse split of its common stock. All per share amounts in the following table have been retroactively adjusted give effect to the reverse stock split.

	High	Low
Year Ended December 31, 2006
Third Quarter (through August 24, 2006)	$9.40	$12.79
Second Quarter	14.10	9.20
First Quarter	9.90	4.20
Year Ended December 31, 2005
Fourth Quarter	5.10	3.70
Third Quarter	5.70	4.40
Second Quarter	6.00	4.20
First Quarter	9.40	5.20
Year Ended December 31, 2004
Fourth Quarter	$10.40	$5.00
Third Quarter	12.20	5.20

As of July 31, 2006, the number of stockholders of record of our common stock was 1,275. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 24, 2006, the closing price for our common stock as reported on the American Stock Exchange was $11.24 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible options.

Section 8.	Source and Amount of Consideration; Terms of New Options.

Consideration. Subject to the terms of this exchange offer, we will issue new options under the 2005 Plan for tendered eligible options that were issued under the 1998 Plan, the 1999 Equity Plan, the 1999 Incentive Plan, the 2002 Plan and the 2005 Plan, and we will issue new options under the 2000 Plan for tendered eligible options that were issued under the 2000 Plan.

If we receive and accept tenders of all of the currently outstanding eligible options to purchase 716,173 shares, of which 442,774 shares are fully vested with a weighted average exercise price of $25.34 per share, we would issue new options exercisable into an aggregate of approximately 430,212 shares of our common stock, resulting in a net decrease of shares subject to options outstanding of approximately 285,961 shares.

Terms of new options. The new options will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except as follows:

o
the exercise price per share for each new option will be equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date of the new options;

o
with respect to eligible options with an exercise price per share greater than or equal to $20.00, the exchange ratio will be one-for-two, meaning the number of shares of common stock underlying any new options issued in exchange for such eligible options will be 50% less than the number of shares of common stock underlying their eligible options;

o
each new option will have a three-year vesting period, vesting in equal monthly installments over three years, commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the Company; and

o
each eligible option issued under the 1998 Plan, the 1999 Equity Plan and the 1999 Incentive Plan provides for accelerated vesting and exercisability in the event of an optionee’s termination of employment under certain circumstances within 13 months following a change in control of the Company, whereas each new option issued in replacement will provide that in the event of a change in control of the Company, the option shall be assumed or substituted by the successor corporation, but if the option is not assumed then the vesting and exercisability of the options will accelerate in full.

The grant of new options pursuant to this exchange offer will not create any contractual or other right of the eligible employees to receive any future grants of stock options or benefits in lieu of stock options or any right of continued or future employment.

The terms and conditions of your eligible options are set forth in their option agreements and the option plans under which they were granted. The description of the new options set forth herein is only a summary of some of the material provisions of the 2000 Plan and the 2005 Plan under which the new options will be issued and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2000 Plan and the 2005 Plan, the form of new option agreement for eligible participants under the 2000 Plan and the form of new option agreement for eligible participants under the 2005 Plan, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this exchange offer is a part. See Section 16 (“Additional Information”) for a discussion of how to obtain copies of the option plans and the forms of new option agreements.

The terms of the Option Plans are substantially similar and, unless otherwise noted, the description applies to each of these plans.

Eligible Participants Under the Option Plans. Our employees, consultants and advisors, other than those individuals who (i) hold an office of vice president or higher, (ii) are considered an officer or director under NASD Manual Rule 4460(i)(i)(A), (iii) are subject to Section 16(b) of the 1934 Act, or (iv) stockholders must approve for eligibility, are eligible to receive awards under the 2000 Plan. Our employees and directors are eligible to receive awards under the 2005 Plan.

Awards. The 2000 Plan and the 2005 Plan permit the granting of non-qualified stock options (stock options that do not qualify as incentive stock options) and stock bonus awards. The 2005 Plan also permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2000 Plan also permits the granting of stock purchase rights. The 2005 Plan also permits the granting of stock appreciation rights, stock grants and stock grant units. New options granted in exchange for the surrender of outstanding incentive stock options will be incentive stock options and new options granted in exchange for the surrender of outstanding non-qualified stock options will be non-qualified stock options.

Administration. The 2005 Plan is administered by the Compensation Committee of the Board. The 2000 Plan is administered by our Board of Directors or, upon its delegation, by one or more committees of the Board. Subject to each plan’s terms, the administrator has full authority in its discretion to take any action with respect to the plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.

Term and Termination. The term of each option is fixed by the administrator. Under the 2000 Plan and the 2005 Plan, the term of each option may not exceed ten years; provided however, that the term for any incentive stock option granted to a 10% stockholder may not exceed five years. Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of three months after the termination date, to the extent they were vested on the date of termination. In the case of termination due to death or disability, options will typically remain exercisable for 12 to 18 months after such date to the extent they were vested on the date of termination. The specific time period is set forth by the administrator in the option agreement. No part of an option can be exercised after its termination date.

Exercise Price. The exercise price of each option is determined by the administrator of the plan under which the option is granted. The per share exercise price of the new options to be granted pursuant to this exchange offer will be equal to an average of the closing prices of the Company’s common stock as reported by the American Stock Exchange (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) for the 15 consecutive trading days ending immediately prior to the grant date. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the average of the fair market value of our common stock on each of the 15 consecutive business days ending immediately prior to the grant date of the new options, as determined in good faith by our board of directors. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

Vesting and Exercise. The administrator determines at what time or times each option may be exercised. The new options being granted pursuant to this exchange offer will have a three-year vesting period, vesting in equal monthly installments over the three years, regardless of the vesting schedule that was applicable to the eligible options tendered for exchange and regardless of whether or not the eligible options were fully or partially vested. Vesting will be contingent upon continuous employment with Internap. If a new option is granted under the 2000 Plan and as a result of the change in control of the Company the option is assumed and you are involuntarily terminated other than for cause within 13 months following the change in control, the option will be fully vested and you will have the right to exercise the option as of the date of your termination.

Method of Exercising New Options. An eligible employee may exercise the new options as soon as they vest in accordance with the terms of their option agreements and the 2000 Plan and the 2005 Plan, as applicable, and the eligible employee’s new option agreement by providing us with (i) a written notice identifying the new option and stating the number of whole shares of common stock that the eligible employee desires to purchase and the aggregate purchase price to be paid for such shares; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us and in accordance with the plan and the applicable new option agreement.

Prohibition Against Transfer, Pledge and Attachment. Except as may be permitted by the administrator and as is set forth in the new option agreement, the new options are personal to the eligible employee and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the eligible employee’s lifetime shall be exercisable only by the eligible employee. An eligible employee may transfer a new option, and the rights and privileges conferred by it, upon the eligible employee’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the new options to the same extent as the eligible employee.

Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, the administrator will appropriately adjust the relevant terms and conditions to maintain the value of outstanding awards.

Change in Control. In the event of a change in control of the Company, options granted under the 2005 Plan shall be assumed or substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute the options, then the vesting of options held by employees who have not terminated employment or service with the Company shall be accelerated in full. However, any vesting condition that relates to satisfying a performance goal will be deemed satisfied only to the extent that such performance goal has been met on or before the effective time of the change in control. The administrator has the right to cancel all options after giving optionees a reasonable period of time to exercise their options. All new options issued in exchange for tendered eligible options issued under the 1998 Plan, the 1999 Incentive Plan and the 1999 Equity Plan will be subject to the 2005 Plan’s provisions regarding a change in control of the Company, notwithstanding any different provisions contained in the 1998 Plan, the 1999 Incentive Plan and the 1999 Equity Plan under which tendered eligible options were issued.

In the event of a change in control of the Company, the provisions of the 2000 Plan provide that outstanding options will fully vest and shall terminate if not exercised, unless they are assumed or substituted by the successor corporation. Prior to the consummation of the change in control, the administrator will notify the optionee of his or her right to exercise the new options to the extent they would otherwise be vested and exercisable as of the consummation of the change in control. Unless otherwise specified in the option agreement, if as a result of the change in control the options issued under the 2000 Plan are assumed and you are involuntarily terminated other than for cause within 13 months following the change in control, the options issued under the 2000 Plan will be fully vested and you will have the right to exercise all of your new options as of the date of your termination.

Amendment of the Plan. Our Board of Directors may amend the 2000 Plan and the 2005 Plan and any award granted under it at any time; provided, however, that (i) Internap stockholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Rights as Stockholders and Employees. Eligible employees have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the plan and the applicable new option agreement. Nothing in the Option Plans confers upon any eligible employee any right to continued employment.

Tax Consequences. Eligible employees should refer to Section 13 (“Material Tax Consequences”) for a discussion of the material tax consequences of accepting or rejecting this exchange offer to tender eligible options for cancellation and of the grant of the new options under this exchange offer. You should consult with your own tax advisor to determine the specific tax consequences of this exchange offer to you.

Registration of Underlying Shares. All of the shares of common stock issuable under the plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options have been registered under the Securities Act. Unless you are considered an “affiliate” of Internap, you generally will be able to sell your shares underlying your new options free of any transfer restrictions under applicable U.S. securities laws.

Section 9.	Information Concerning Internap; Financial Information.

Overview

We market products and services that optimize the performance and reliability of strategic business Internet applications for e-commerce, customer relationship management (CRM), multimedia streaming, Voice-over Internet-Protocol (VoIP), virtual private networks (VPNs), and supply chain management. Our product and service offerings are delivered by IP access services such as colocation and data center services, content distribution networks (CDN) and managed security services. Additionally, we offer high levels of pre and post installation service and consulting. As of December 31, 2005, we delivered services through our 38 network access points across North America, Europe, Asia and Australia, which feature direct high-speed connections to multiple major Internet backbones such as AT&T, Sprint, Verizon (formerly MCI), Savvis, Global Crossing Telecommunications and Level 3 Communications. Our proprietary route optimization technology monitors the performance of Internet networks allowing our customer traffic to be “intelligently” routed over the optimal path in a way that maximizes performance and reliability of the transactions by minimizing loss and delays inherent across the Internet. We believe our unique carrier-neutral approach provides better performance, control and reliability compared to conventional Internet connectivity alternatives. Our service level agreements (SLAs) guarantee performance across the entire Internet in the United States, excluding local connections, whereas providers of conventional Internet connectivity typically only guarantee performance on their own network. Internap serves customers in a variety of industries including financial services, entertainment and media, travel, e-commerce, retail and technology. As of December 31, 2005, we provided our services to approximately 2,100 customers in the United States and abroad, including several Fortune 1000 and mid-tier enterprises.

Industry Background

The emergence of multiple Internet networks

The Internet originated as a restricted network designed to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and organizations. As the Internet evolved, businesses began to use the Internet for functions critical to their core business and communications. Telecommunications companies established additional networks to supplement the original public infrastructure and satisfy increasing demand. Currently, the Internet is a global collection of tens of thousands of interconnected computer networks, forming a network of networks. These networks were developed at great expense but are nonetheless constrained by the fundamental limitations of the Internet’s architecture. Each network must connect to one another, or peer, to permit its users to communicate with each other. Consequently, many Internet network service providers have agreed to exchange large volumes of data traffic through a limited number of public network access points and a growing number of private connections called peering.

Peering network access points are not centrally managed, and we believe that no single entity has the economic incentive or ability to facilitate problem resolution or to optimize peering within the public network access points, nor the authority to bring about centralized routing administration. Additionally, since these arrangements are based on non-regulated agreements, there is an element of volatility that has demonstrated performance impacts when disagreements arise between carriers. As a consequence of the lack of coordination among networks at these public peering points, and in order to avoid the increasing congestion and the potential for resulting data loss at the public network access points, a number of the Internet network service providers have established private interfaces connecting pairs of networks for the exchange of traffic. Although private peering arrangements are helpful for exchanging traffic, they do not overcome the structural and economic shortcomings of the Internet.

The problem of inefficient routing of data traffic on the Internet

The individual Internet network service providers only control the routing of data within their networks, and their routing practices tend to compound the inefficiencies of the Internet. When an Internet network service provider receives a packet that is not destined for one of its own customers, it must route that packet to another Internet network service provider to complete the delivery of the packet on the Internet. Since the use of a public network access point or a private peering point typically involves no economic settlement, an Internet network service provider will often route the data to the nearest point of traffic exchange, in an effort to get the packet off its network and onto a competitor’s network as quickly as possible. In this manner, the Internet network service provider reduces capacity and management burdens on its transport network. Once the origination traffic leaves the network of an Internet network service provider, service level agreements with that Internet network service provider typically do not apply since that carrier cannot control the quality of service on another Internet network service provider’s network. Consequently, in order to complete a communication, data ordinarily passes through multiple networks and peering points without consideration for congestion or other factors that inhibit performance. For customers of conventional Internet connectivity providers, this can result in lost data, slower and more erratic transmission speeds, and an overall lower quality of service. Equally important, these customers have no control over the transmission arrangements and have no single point of contact that they can hold accountable for degradation in service levels, such as poor data transmission performance, or service failures. As a result, it is virtually impossible for a single Internet network service provider to offer a high quality of service across disparate networks.

The problem of poor application performance over distant network paths

The major protocols often utilized over data networks perform poorly when network latency is large or network paths are subject to packet and data loss. Network latency is a measure of the time it takes data to travel between two network points. In networks, it often depends on physical distance but may also depend on conditions such as congestion. One measure of performance is effective throughput. Throughput is defined as the rate of data transfer, typically expressed in bits per second or megabits per second (Mbps). It can be limited by the size of the network connection, for example, 1.5Mbps for a standard T1 data connection or it can be limited by the protocols reacting to certain network conditions such as latency or packet loss. Typically throughput is inversely proportional to network latency. Network latency is a significant factor when communicating over vast distances such as the global network paths between two continents. The more distant the communicating parties are from each other, the higher the network latency will be resulting in lower effective throughput. This throughput may be lower than the available network capacity and often results in poor utilization of purchased network capacity. Additionally, many network protocols react to packet loss by requesting a retransmission of the missing data. This retransmission is often interpreted as intermediate network congestion by the protocol which then responds with more conservative network usage and a further reduction of effective throughput. As a result, business applications that must communicate over the vast distances common in the global economy are subject to these limitations which result in poor application performance and poor utilization of network assets. Network conditions vary significantly in many parts of the developing world and may also result in poor application performance. Yet the global economy is forcing many businesses to operate in these parts of the developing world where distances are vast and network conditions are poor.

The growing importance of the Internet for business-critical Internet-based applications

Once primarily used for e-mail and basic information retrieval, the Internet is now being used as a communications platform for an increasing number of business-critical Internet-based applications, such as those relating to electronic commerce, VoIP, supply chain management, customer relationship management, project coordination, streaming media, and video conferencing and collaboration.

Businesses are unable to benefit from the full potential of the Internet primarily because of performance issues discussed above. The emergence of technologies and applications that rely on network quality and require consistent, high-speed data transfer, such as VoIP, multimedia document distribution and streaming, and audio and video conferencing and collaboration, are hindered by inconsistent performance. We believe that the market for Internet services will be driven by providers that, through superior performance Internet routing services, provide a consistently high quality of service that enables businesses to successfully and cost effectively execute their business-critical Internet-based applications over the public network infrastructure.

Our Market Opportunity

Historically, network service providers (NSPs) have maintained at-will agreements to deliver Internet traffic on a “best efforts” basis without guaranteeing various levels of quality of service. This best efforts delivery is sub-optimal for time-sensitive and/or real-time applications that require uninterrupted streams of data such as voice and video. For companies like our customers that rely on the Internet as a medium for commerce or relationship management, this unpredictable performance often translates into lost revenue, decreased productivity and dissatisfied customers.

Today the public Internet serves as a core component of many direct sales, supply chain and collaboration strategies and has extended our customer’s ability to reach global partners, suppliers and customers. This changing landscape, combined with an increasingly dispersed workforce and the adoption of emerging technologies like VoIP and streaming media, has increased the need for fast, reliable connectivity. We believe Internap meets this requirement and is well positioned to help businesses leverage the Internet to attain improved productivity, decreased transactional costs and new revenue streams.

Services and Technology

We offer the following managed services and premise-based products:

High Performance IP. Our managed intelligent routing service provides fast, reliable connectivity to all major backbones and dynamically identifies the optimal path for our customers’ traffic. The service is also supported by industry-leading service level agreements with 100 percent network availability, excluding local connections. Our customers are supported 24 hours a day, 7 days a week and every day of the year by our team of certified network engineers. Services are charged based on a fixed-fee, usage or a combination of both fixed fee and usage.

Data Center Services. We operate data centers where customers can host their applications directly on our network to eliminate issues associated with the quality of local connections. Data center services also enable us to have a more flexible product offering, such as bundling our high performance IP connectivity and managed services such as content delivery along with hosting customers’ applications. We charge monthly fees for data center services based on the amount of square footage that is leased in our facilities. We also have relationships with various providers to extend our Private Network Access Point (P-NAP®) model into markets with high demand.

Our data center services allow us to expand the reach of our High Performance IP services to customers who wish to take advantage of locating their network and application assets in secure, high performance facilities. To maximize this footprint, we use a combination of partner facilities and owned to our best strategic and financial advantage. We also leverage this unique product combination position to create a differentiated offer that has proven to be that has to be competitive.

Flow Control Platform (FCP). Internap’s FCP is our premise-based intelligent routing product, for customers who run their own multiple network installations, known as multi-homing. There are over 16,000 multi-homed networks in operation today. To operate each network at the highest performance level, a significant amount of expertise is required to monitor and adjust to global Internet routing, which is very dynamic in nature. FCP functions similarly to our P-NAP, monitoring the global Internet and automatically routing changes real-time to balance the traffic across multiple links with the highest performance. FCP can be tuned to manage the performance on two dimensions: cost and performance. The user can set thresholds that balance performance against cost, for example routing all traffic across a low cost provider until a specific minimum performance threshold is surpassed then the traffic can be routed over a more costly provider. This allows the customer to offer service with the best performance and economics. Another key feature is minute-by-minute visibility reports and logs on the performance and operation of the customer’s network. Our customers find this information to be very useful for carrier SLA verification, monitoring, and overall network management.

FCP is one of the industry’s only route control appliances that analyzes and re-routes Internet traffic flows in real-time. We offer FCP as a one-time hardware purchase and as a monthly subscription service. Sales of FCP also generate annual maintenance fees and professional service fees for installation and ongoing network configuration. Since the FCP emulates our P-NAP service in many ways, this product also has the opportunity for us to serve customers outside of our geographical footprint.

Flow Control Xcelerator (FCX). FCX is an appliance that accelerates the performance of applications across wide area networks (WANs) and significantly reduces the effects of network latency. By optimizing how our customers use available bandwidth, the FCX boosts performance for Transmission Control Protocol (TCP)-based traffic, creating highly functional communications links between users of collaborative applications. Where typical compression technologies may offer 4-times throughput improvements, the FCX delivers as much as 20-times or more wide area network (WAN) performance improvement for TCP-based traffic.

BusinessNet Service. Our managed data acceleration service, BusinessNet, was created for customers with a one-to-many (business-to-consumer or “B2C”) model who deploy large files over long distances, such as from the United States to Asia. This fully managed solution is easily provisioned within minutes and managed through a Domain Name System (DNS) routing change with no capital investment for the customer. BusinessNet is ideal for collaboration and supply chain management applications. We currently operate in North America, Europe, and Asia Pacific with 38 Service Delivery Points and have plans to add more as customer geography requirements dictate.

Other Products & Services. To complement our existing portfolio, we also offer managed Internet services via third parties. These include Akamai CDN services, virtual private networking, and managed security services, including Verisign intrusion detection/prevention and managed firewall services to more broadly support our clients’ Internet applications.

Network Access Points and Data Centers

We provide our services through our network access points across North America, and in Europe, Asia, and Australia. Our network access points and data centers feature direct high speed connections to multiple major Internet network service providers, including AT&T, Sprint, Verizon (formally MCI), Savvis, Global Crossing Telecommunications, Level 3 Communications, and Verio - an NTT Communications company as well as Internet Initiative Japan, Inc. and KDDI Corp. in Asia. As of December 31, 2005 we directly operated six network access points and have operating agreements with third parties for the remaining 32 network access points in the following markets:

Internap operated	Operated under third-party agreements
Seattle	New York	Philadelphia	Tokyo (1)
Boston	San Jose	Denver	Miami
Houston	Washington DC	San Diego	Phoenix
New York	Los Angeles	San Francisco	Hong Kong
Atlanta	Boston	Dallas	Singapore
	Chicago	London	Sydney
Osaka (1)

________________
(1) Through our joint venture with NTT-ME Corp. of Japan.

Sales and Marketing

Our sales and marketing objective is to achieve market penetration and increase brand recognition among business customers in key industries that use the Internet for strategic and business-critical operations. We employ a direct sales team with extensive and relevant sales experience with our target market. Our sales offices are located in key cities across the U.S., as well as one office each in the United Kingdom and Singapore.

Customers

As of December 31, 2005, we had approximately 2,100 customers. Our customer base is not concentrated in any particular industry. In each of the past three fiscal years, no single customer has accounted for 10 percent or more of our net sales. We provide services to customers in multiple vertical industry segments including: financial services, media and communications, travel, e-commerce and retail and technology.

Competition

The industry for managed services and premise-based products is intensely competitive and is characterized by technology change and price erosion. We believe that the principal factors of competition for service providers in our target markets include: speed and reliability of connectivity, quality of facilities, level of customer service and technical support, price and brand recognition. We believe that we compete favorably with respect to each of these factors.

Our current and potential competition primarily consists of:

•	network service providers that provide connectivity services, including AT&T, Sprint, Verizon (formally MCI), Level 3 Communications, Global Crossing Telecommunications, Savvis and Verio;

•	regional Bell operating companies that offer Internet access and managed services;

•	global, national and regional Internet service providers such as Equant, Infonet and Savvis;

•
providers of specific applications or solutions, such as content distribution, security or storage such as AKAMAI, Limelight Networks, VitalStream, Mirror Image Internet, Symantec Corporation, Network Appliance and Virtela Communications;

•	software-based, Internet infrastructure companies focused on IP route control and WAN optimization products such as F5 Networks and Radware and;

•	colocation and data center providers, including Equinix, Terremark, Navisite, 365 Main, Savvis, and Globix.

Competition has resulted and may continue to result in declining prices for our IP services.

Many of our competitors have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, distribution, technical and other resources than we do. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. In all of our target markets, we also may face competition from newly established competitors, suppliers of products or services based on new or emerging technologies, and customers that choose to develop their own network solutions. We also may encounter further consolidation in the markets in which we compete. In addition, competitors may develop technologies that more effectively address our markets with services that offer enhanced features or lower costs. Increased competition could result in pricing pressures, decreased gross margins and loss of market share and may materially and adversely affect our business, financial condition and results of operations.

See “Risk Factors--We may not be able to compete successfully against current and future competitors” above.

Intellectual Property

We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect such intellectual property. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. We cannot assure you that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, third parties have or may assert infringement claims against us or against our customers in connection with their use of our products or services. In addition, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products or services effectively. We cannot assure you that any necessary licenses will be available on reasonable terms.

Employees

As of December 31, 2005, we had approximately 330 full-time employees. None of our employees are represented by a labor union, and we have not experienced any work stoppages to date. We consider the relationships with our employees to be positive. Competition for technical personnel in the industry in which we compete is intense. We believe that our future success depends in part on our continued ability to hire, assimilate, and retain qualified personnel. To date, we believe that we have been successful in recruiting and retaining qualified employees, but there is no assurance that we will continue to be successful in the future.

Except as otherwise disclosed in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)
any change in our present Board of Directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the American Stock Exchange;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)
the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of rights to our securities pursuant to existing or future restricted stock or stock option exercises or grants; (ii) make purchases of our securities through our employee stock purchase plan; or (iii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j)	any change in our Restated Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

Financial Information

We have presented below selected consolidated financial data for Internap Network Services Corporation. In addition, we encourage you to review the financial information included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, our Current Report on Form 8-K filed on August 3, 2006 containing our press release announcing financial results for the quarter ended June 30, 2006, our Annual Report on Form 10-K for the year ended December 31, 2005, all of which are incorporated herein by reference. Please see Section 16 (“Additional Information”) of this exchange offer for instructions on how you can obtain copies of our SEC filings.

	Six Months Ended		Year Ended
	June 30, 2006	June 30, 2005	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except per share data)
	(unaudited)

Revenue	$86,530	$75,426	$153,717	$144,546	$138,280
Costs and expense(1):
Direct cost of network and sales, exclusive of depreciation and amortization shown below(2)	46,098	39,225	83,195	77,677	78,334
Direct cost of customer support	5,666	5,269	10,670	10,180	9,483
Product development	2,383	2,550	4,864	6,412	6,982
Sales and marketing	14,042	12,913	25,864	23,411	21,491
General and administrative	10,270	9,759	20,096	24,772	16,711
Depreciation and amortization(2)	7,643	7,129	14,077	15,353	37,087
Restructuring cost(3)	--	--	44	3,644	1,084
Pre-acquisition liability adjustment	--	--	--	--	(1,313)
Other, net	(114)	(4)	41	(3)	337
Total operating costs and expense	85,988	76,841	158,851	161,446	170,196
Income (loss) from operations	542	(1,415)	(5,134)	(16,900)	(31,616)
Non-operating (income) loss, net	(712)	202	(170)	1,162	2,985
Net income (loss)	1,254	(1,617)	(4,694)	(18,062)	(34,601)
Less deemed dividend related to beneficial conversion feature(4)	--	--	--	--	(34,576)
Net income (loss) attributable to common stockholders	$1,254	$(1,617)	$(4,694)	$(18,062)	$(69,177)

Net (loss) income per share:
Basic(5)	$0.04	$(0.05)	$(0.15)	$(0.63)	$(3.96)
Diluted(5)	0.04	(0.05)	(0.15)	$(0.63)	$(3.96)
Shares used in per share calculations:
Basic(5)	34,384	33,832	33,939	28,732	17,460
Diluted(5)	35,003	33,832	33,939	28,732	17,460

	As of
	June 30,	December 31,	December 31,
	2006	2005	2004
	(in thousands)
	(unaudited)		(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term marketable investments	$47,752	$40,494	$45,985
Non-current marketable investments	--	--	4,656
Total assets	161,588	155,369	168,149
Notes payable and capital lease obligations, less current portion	5,578	7,903	12,837
Total stockholders’ equity	116,449	109,728	113,738
____________________
(1)
We adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” effective January 1, 2006. Accordingly, costs and expense for the six months ended June 30, 2006 include $3.1 million of stock-based compensation.

(2)
Amortization of purchased technology has been reclassified from depreciation and amortization to direct cost of network and sales. The reclassified amortization was $0.2 million for the six months ended June 30, 2005 and $1.2 million, $0.7 million and $0.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)
Restructuring cost relates to restructuring programs in which management determined to exit certain non-strategic real estate lease and licenses arrangements, consolidated network access points and streamline the operating cost structure.

(4)
In August 2003, we completed a private placement of our common stock which resulted in a decrease of the conversion price of our series A preferred stock to $9.50 per share and an increase in the number of shares of common stock issuable upon conversion of all shares of series A preferred stock by 3.5 million shares. We recorded a deemed dividend of $34.6 million in connection with the conversion price adjustment, which is attributable to the additional incremental number of shares of common stock issuable upon conversion of our series A preferred stock.

(5)
On July 10, 2006, we implemented a one-for-ten reverse stock split on our common stock and amended our Certificate of Incorporation to reduce our authorized shares from 600 million to 60 million. All share and per share information herein (including shares outstanding and earnings per share) reflect this reverse split.

Book Value Per Share

We had a book value per outstanding share of $3.36 as of the close of business on June 30, 2006.

Ratio of Earnings to Fixed Charges

Since we have no registered debt securities of preference equity securities, the ratio of earnings to fixed charges was not applicable for the years ended December 31, 2005 or 2004, or for the six months ended June 30, 2006 or 2005.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of Internap.

As of the close of business on June 30, 2006, our executive officers and directors (12 persons) as a group held options unexercised and outstanding under the Option Plans to purchase a total of 1,331,121 of our shares of common stock, which represented approximately 37.2% of the shares of common stock subject to all options outstanding under the Stock Plans as of that date.

The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of the close of business on June 30, 2006 issued under the Option Plans. The percentages in the tables below are based on the total number of outstanding options to purchase shares of our common stock under the Option Plans, which was 3,096,942 as of the close of business on June 30, 2006. The address of each executive officer and director is: c/o Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303.

Name	Position	Number of Shares Underlying Stock Options (1)	Percentage of Total Outstanding Stock Options
James P. DeBlasio (2)	President, Chief Executive Officer and Director	529,000	17.1%
David Abrahamson	Vice President, Sales	263,999	8.5
David Buckel	Vice President and Chief Financial Officer	114,999	3.7
Eric Klinker	Vice President, Engineering, Chief Technology Officer and Chief Information Officer	59,999	1.9
Eric Suddith	Vice President, Human Resources	38,125	1.2
Charles B. Coe (2)	Director	31,000	1.0
Eugene Eidenberg (2)	Director	177,999	5.7
William J. Harding (2)	Director	22,000	*
Fredric W. Harman (2)	Director	14,000	*
Patricia L. Higgins (2)	Director	29,000	*
Kevin L. Ober (2)	Director	22,000	*
Daniel C. Stanzione (2)	Director	29,000	*
TOTAL		1,331,121	43.0%
_________________

* Indicates less than 1%.

(1) The employment agreements with certain of our executive officers provide that upon the executive’s involuntary termination of employment without cause or voluntary termination of employment with good reason (as such terms are defined in the agreement) within 12 months after a change in control (as such term is defined in the agreement) of the company, all the executive’s unvested options and additional equity compensation shall vest and become exercisable.

(2) Not eligible to participate in the exchange offer.

Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or purchases under the Option Plans, or in transactions involving our common stock during the past 60 days before and including June 30, 2006, except that in July 2006, Internap’s outside directors were granted options to purchase shares of our common stock that are automatically granted each year pursuant to the 1999 Non-Employee Directors’ Stock Option Plan.

Section 11.	Status of Eligible Options Acquired by Us in this Exchange Offer; Accounting Consequences of this Exchange Offer.

Eligible options that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the applicable Option Plan under which they were originally issued. To the extent such shares are not reserved in connection with this exchange offer, they will be available for future grants under the applicable Option Plan under which they were originally issued, without further stockholder action, except as may be required by applicable law or the rules of the American Stock Exchange or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), on January 1, 2006. Under SFAS 123(R), stock compensation is calculated based upon the fair value of the awards, and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all eligible options that are exchanged for new options.

The amount of these charges will depend on a number of factors, including:

• the exercise price per share of the new options issued in the exchange offer,

• the level of participation by eligible employees in the exchange offer,

•  the exercise price per share of eligible options cancelled in the exchange offer, and

• the remaining term of the new options issued in the exchange offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from the exchange offer. If all eligible employees accept our offer with respect to all eligible options and the exercise price per share underlying the new options equals $12.15, the closing price of our common stock on July 31, 2006, we would recognize an incremental non-cash compensation expense of approximately $1.7 million, which would be incurred over the vesting period of the new options issued in the exchange offer.

Section 12.	Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.

Section 13.	Material Tax Consequences.

Material United States Tax Consequences. The following is a discussion of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of new options pursuant to the exchange offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this discussion may not be applicable to you.

We believe that if you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new options are granted. Please review the discussion above under “Risk Factors — Tax-Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option.

Non-qualified Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an eligible employee generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

An eligible employee will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an eligible employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the eligible employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible employee has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible employee has held such shares for a shorter period.

Incentive Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. (For alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to the AMT.) Instead, the tax is generally deferred until the holder sells the stock, at which time the holder is taxed on the entire gain. As long the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. Otherwise, the sale is considered a “disqualifying disposition,” and the holder will be taxed as if the option was a non-qualified stock option.

Tax Consequences to the Company. The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise.

Withholding Taxes. We will withhold the minimum statutory requirement for all local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.

Material Tax Consequences Outside the United States. The following is a discussion of the material tax consequences of the exchange of eligible options and the grant of new options pursuant to the exchange offer for eligible employees in Singapore and the United Kingdom. This discussion contains summaries of the tax consequences in Singapore and the United Kingdom. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of eligible employees. The summaries are based on the laws in effect in these countries as of July 2006. Such laws are often complex and change frequently and occasionally on a retroactive basis. As a result, the information contained in the summaries may be out of date at the time you exercise your options, the options vest or you sell shares of stock underlying your new options. If you are a citizen or a resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. The summaries also include other country-specific requirements that may affect your participation in the offer. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

(a) Singapore Tax Consequences.

Option Exchange. You may be subject to tax as a result of the exchange of eligible options for the grant of new options as the Inland Revenue Authority of Singapore (“IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of an eligible option and simply tax the new option upon exercise. Because this result is not certain, we recommend that you consult with your tax advisor.

Grant of New Options. You will not be subject to tax when the new options are granted to you.

Exercise of New Options. When you exercise your new options you will be subject to income tax and any applicable social taxes on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares. When you subsequently sell the shares acquired upon exercise, you will not be subject to tax.

Withholding and Reporting. Your employer will not withhold taxes but will report the gain you realized when you exercise your new options to the tax authorities.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this exchange offer, the exercise of your new options, or the sale of your underlying shares.

Securities Law Information. The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.

Reporting Requirements For Directors. If you are a director, associate director or shadow director of a Singapore affiliate of the Company (e.g., if you sit on the board of directors of a Singapore affiliate), you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in the Company or any related companies.

In addition, you must notify the Singapore affiliate when you sell or receive shares of the Company or any related company (including when you receive shares or sell shares). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two business days of becoming a director.

(b) United Kingdom Tax Consequences.

Option Exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options.

Grant of New Options. You will not be subject to tax when the new options are granted to you.

Exercise of New Options. When you exercise your new options you will be subject to income tax at your marginal tax rate on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will be responsible for income tax withholding under the Pay As You Earn system in relation to the income tax due on exercise and for paying to HM Revenue & Customs the income tax withheld on your behalf. If, for any reason, your employer is unable to withhold from you the income tax relating to the option exercise, you must make a payment of the tax to your employer within 90 days of the date of exercise of your new options; otherwise, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge payable by you.

You will also be subject to employee’s national insurance contributions (“NICs”) on the spread upon exercise of your new options. If provided for in your new stock option documents, you will also be liable for the employer’s NICs arising upon exercise of your new options. Your employer will be responsible for withholding employee’s NICs and, if applicable, employer’s NICs and for paying the amount withheld to HM Revenue & Customs on your behalf.

If your eligible options were granted between 6 April 1999 and 19 May 2000 inclusive, and the eligible options were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your new options. If your eligible options were granted prior to 6 April 1999, the exchange of eligible options for new options may have adverse NICs consequences when the new options are exercised, because options granted on or before 6 April 1999 were not subject to NICs. You should consult your tax advisor to confirm whether NICs will be due.

Sale of Shares. When you subsequently sell the shares acquired upon exercise, you may be subject to capital gains tax, generally calculated by reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise. The capital gain on which tax is chargeable may be reduced by taper relief, based on the number of complete years you hold the shares from the date of acquisition before selling them and depending on whether you remain employed by the Company. Capital gains tax is payable on your total capital gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption.

Withholding and Reporting. Your employer is required to withhold minimum statutory income tax, employee’s NICs and, if applicable, employer’s NICs, as described in the section “Exercise of New Options” above. Your employer also has to report the details of the offer, the new option grant and any exercises of your new options to HM Revenue & Customs on its Annual UK Revenue Tax Return, Annual Share Schemes Return and the Return of Benefits Return. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new options and from the sale or disposal of shares on your personal UK Tax Return. You will be responsible for reporting and paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements. If you are a director or shadow director of a UK subsidiary of the Company and the UK subsidiary is not wholly owned by the Company, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in the Company and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your new options or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any right or shares acquired by your spouse or child (under the age of 18).

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Section 14.	Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible options tendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of this Exchange Offer”), by disseminating notice of the termination to the eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of this Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, and will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the eligible options; or

(b)	we decrease the number of eligible options that may be tendered in the exchange offer.

Section 15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16.	Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:

(a)  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

(c)  our definitive Proxy Statement for our 2006 annual meeting of stockholders, filed with the SEC on May 2, 2006; and

(d)  our Current Reports on Form 8-K, filed with the SEC on March 21, 2006; and July 11, 2006.

(e)  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 9, 2004, including any subsequent amendment or report filed for the purpose of updating such information.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our common stock is listed for trading on the American Stock Exchange under the symbol “IIP.” You can also inspect reports and other information that we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. (Eastern Time) to:

Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
Attention: James Salmond
Phone: (404) 302-9780
Email: optionexchange@internap.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous.

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Internap Network Services Corporation
August 29, 2006